UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2015

FOUNDATION MEDICINE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 2, 2015, Foundation Medicine, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved the previously announced Transaction Agreement, dated as of January 11, 2015 (the “Transaction Agreement”), by and between the Company and Roche Holdings, Inc. (“Roche”), and the transactions contemplated thereby, including the issuance of 5.0 million shares of the Company’s common stock to Roche at a price of $50.00 per share. The stockholders of the Company also approved (i) the anti-dilution protections granted to Roche in the Investor Rights Agreement, dated as of January 11, 2015, by and among the Company, Roche and certain existing stockholders of the Company, which will become effective upon the closing of the transactions contemplated by the Transaction Agreement (the “Anti-Dilution Protections Authorization”), (ii) the proposed amendments to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Company’s Board of Directors, provide for the annual election of directors and permit the removal of directors with or without cause (the “Declassification Authorization”), and (iii) the proposed amendment to the Certificate of Incorporation to renounce the Company’s expectancy regarding certain corporate opportunities (the “Corporate Opportunities Authorization”). Stockholder action on an additional proposal, to approve the adjournment of the Special Meeting if necessary or appropriate (as determined by the Company) to solicit additional proxies in favor of any of proposals 1 through 4 (as listed below), was not required and no vote was taken on that proposal.

At the Special Meeting, holders of 22,471,289 shares of the Company’s common stock, which represented approximately 78.68% of the shares of the Company’s common stock outstanding and entitled to vote as of the record date of February 11, 2015, were represented in person or by proxy.

The final voting results for each proposal, each of which is described in greater detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on February 19, 2015, follow below:

Proposal 1 – Approval of the Transaction Agreement

For	Against	Abstentions	Broker Non-Votes
22,364,114	12,005	95,170	—

Proposal 2 – Approval of the Anti-Dilution Protections Authorization

For	Against	Abstentions	Broker Non-Votes
22,340,636	25,078	105,575	—

Proposal 3 – Approval of the Declassification Authorization

For	Against	Abstentions	Broker Non-Votes
22,338,851	20,455	111,983	—

Proposal 4 – Approval of the Corporate Opportunities Authorization

For	Against	Abstentions	Broker Non-Votes
22,334,417	22,882	113,990	—

Stockholder approval of the above proposals satisfies one of the remaining closing conditions for the closing of the transaction with Roche under the terms of the Transaction Agreement. The pending transaction with Roche also remains subject to the successful completion of the tender offer commenced by Roche on February 2, 2015, which is scheduled to expire at 12:00 midnight, New York City time at the end of the day on Monday, April 6, 2015.

Item 7.01. Regulation FD Disclosure.

On April 2, 2015, the Company issued a press release announcing the final voting results of the Special Meeting held on April 2, 2015. The full text of the press release is furnished as Exhibit 99.1 hereto. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Foundation Medicine, Inc. dated April 2, 2015.

Important Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Foundation Medicine or any other securities. Roche Holdings, Inc. has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Foundation Medicine. The offer to purchase shares of Foundation Medicine common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc., the Information Agent for the tender offer, toll-free at (800) 322-2885 (or please call (212) 929-5500 (collect) if you are located outside the U.S. or Canada). Copies of Foundation Medicine’s filings with the SEC may be obtained free of charge at the “Investors & Press” section of Foundation Medicine’s website at www.foundationmedicine.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein
Senior Vice President, General Counsel and Secretary

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